Exhibit 10.10

CONFIDENTIAL

October 20, 2021

Mr. Britt Swann

President

Bitstream Mining, LLC

303 Pearl Parkway, Suite 200

San Antonio, TX 78215

Re:	Binding Letter of Intent with terms and conditions for acquisition and proposed development of site for high performance data center

Dear Mr. Swan,

This Binding Letter of Intent (“Letter of Intent”), effective when executed by the parties hereto on the date set forth above, will evidence and confirm the basic terms and conditions pursuant to which Priority Power Management, LLC (“PPM”) and Bitstream Mining, LLC (“Bitstream”) would enter into one or more agreements governing the proposed development by PPM of a site for the construction of a high-performance data center for Bitstream (the “Transaction”). PPM and Bitstream may sometimes hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

While this Letter of Intent is intended to outline and confirm some of the key provisions for the proposed Transaction, the Parties recognize that the proposed Transaction will require further investigation, discussion, negotiation, and documentation. The Parties also recognize that the proposed Transaction will require and is subject to the preparation and approval of formal written agreements setting forth the terms and conditions of the proposed Transaction in more detail (collectively, the “Definitive Agreements”). Nevertheless, based on the materials presented and information discussed to date, the Parties are executing this Letter of Intent to evidence their shared intention to carry out the Transaction as generally outlined herein.

A. General Terms of the Transaction:

1.	Description:

a.	Bitstream is seeking a Site in order to build a high-performance data center with access to power that is imminently available and has longer term potential to reach a higher capacity.

b.	PPM has secured 30MW of available capacity by signing a distribution facilities extension agreement (“DFEA”) with the Utility (as defined below) and posting the required collateral of $326,500.

c.	Bitstream is committed to building out the site to the lesser of 30MW or the maximum available capacity and intends to enter into supply ($3/MWH fee) and demand management agreements with PPM that have minimum terms of 5 years each from the start of respective service.

d.	PPM will build the electrical distribution infrastructure from the Utility’s substation to the site property under an engineering, procurement, construction, and management (“EPCM”) agreement to be entered into with Bitstream on a cost plus 15% basis.

e.	PPM or an affiliated entity of PPM (“LandCo”) will hold, own, and control the DFEA, site property, access easements, and power infrastructure from the Utility’s facilities to the site property.

f.	Bitstream will be responsible for all of the upfront costs, including the direct land acquisition costs and Utility payments, through a series of transactions as further described below.

g.	PPM or LandCo will lease the site property to Bitstream on terms as further described below.

h.	Bitstream will be responsible for all site improvements, including the cost of the build out of the medium-voltage electrical distribution infrastructure. Bitstream will hire PPM for related services through a separate agreement on a cost plus 15% basis. The project scope will be defined based upon Bitstream’s specific site requirements.

i.	Any financing of the electrical distribution infrastructure, if applicable, will be addressed under a separate agreement between the Parties.

2.	Site overview:

a.	The site is located in the ERCOT West Load Zone in the Oncor Electric Delivery Company LLC (“Utility”) territory with power sourced out of the Beal’s Creek sub-station.

b.	PPM has secured an initial capacity of 30MW at 24.9kV.

c.	The site property consists of approximately 20 acres. Acquisition of the site property is currently in process.

d.	The site property will initially be purchased, owned, and held by PPM or LandCo.

B. Lease Agreement:

1.	The Parties intend to negotiate and execute a definitive lease agreement between Bitstream and LandCo on terms as generally outlined below, with a target of signing on or before November 1, 2021.

a.	The monthly lease payment under the lease agreement will be $1 per month (subject to accounting/legal sign off).

b.	The initial term of the lease agreement will be the earlier of either the transfer date (subject to LandCo’s transfer requirements) or 5 years.

c.	Bitstream will have the option to renew the lease agreement for an additional 5-year term at a revised monthly lease payment to be negotiated by the Parties at the time the renewal option is exercised by Bitstream.

d.	Once LandCo’s transfer requirements have been satisfied, and subject to any required regulatory approval, if applicable, Bitstream will have the right to exercise a lease transfer (i.e., buyout) option for $1, to include all assets of LandCo.

e.	LandCo’s transfer requirements will be met when the site has 30MW of energized operating capacity.

f.	The lease agreement will automatically terminate one year after its effective date if the operating capacity of the site is not equal to or greater than 15MW at that time.

g.	The Parties acknowledge, intend, and agree that no Party shall at any time be or be deemed to be acting as an electric utility, a retail electric utility, or a transmission and distribution utility as a result of the Transaction.

2.	The lease agreement and Definitive Agreements will contain customary representations and warranties from both Parties, and customary default, indemnity, limitation of liability and damages, jury waiver, confidentiality, and arbitration provisions.

C. Development Fee and Reimbursement of Utility Payment:

Bitstream shall be obligated, in accordance with the terms of this Agreement, to pay to PPM, in full, in cash or immediately available funds, the total amount of $2,954,500, which amount consists of (a) PPM’s development fee of $1,000,000 due and payable upon execution of this letter of intent, (b) reimbursement to PPM of the DFEA payment of $326,500 previously paid by PPM to the Utility and (c) the remining balance of $1,628,000 due and payable upon execution of a public offering or execution of the definitive agreement and once PPM and or LandCo has executed a Binding Letter of Intent to acquire or lease 20 or more acres of usable Land for BitStream’s site, within 5 miles of the substation providing energy for BitStream’s operations, and the closing of the land between the Seller and LandCo shall occur within a reasonable timeframe but not to exceed 30 days from the execution between Seller and LandCo. The development fee is consideration for securing 30MW of utility capacity as defined and agreed by the Utility to PPM at the “one-span” tariff rate classification of “6.1.1.1.5 Primary greater than 10kw”. If the Utility is unable to deliver these terms as defined in the facilities extension agreement with WR Number 3556293, PPM will secure a new location for you with at least the above stated capacity and same rate tariff. Bitstream understands, acknowledges, and agrees that the payment referenced herein is not refundable nor creditable for any reason whatsoever and will not be returned for any reason other than mutual agreement of the Parties.

D. Refundable Payments:

Immediately upon PPM and or LandCo signing a Binding Letter of Intent to acquire or lease 20 or more acres of usable Land for BitStream’s site, Bitstream shall pay to PPM, in full, in cash or immediately available funds, the total amount of $450,000, which consists of the sum of (a) $200,000 towards the land acquisition (further credit or debit to this amount once the final total land acquisition costs are known), plus (b) $250,000 as a down payment to build the distribution line to the property as part of the EPCM agreement on a cost plus 15% basis. Payments to be returned prior to executing the Definitive Agreements, upon termination of discussions by written request.

E. Confidentiality:

Commencing on the date this letter is signed by Bitstream and continuing for a period of six (6) months thereafter (the “Term”), neither Party shall, without the prior written consent of the other Party, disclose to any third party the existence of this Letter of Intent or the Transaction contemplated by this Letter of Intent , except (i) as may be required by Securities laws and regulation or to respond to any lawful summons, subpoena, or discovery order or to comply with any applicable law, order, regulation, or ruling, or (ii) to comply with such Party’s obligations contained in this Letter of Intent , or (iii) to such Party’s attorneys, lenders, accountants, advisors, potential financing sources, Board of Directors / Managers, and consultants directly and solely for the purpose of evaluating the proposed Transaction, including taking any actions contemplated by this Letter of Intent.

F. Governing Law:

This Letter of Intent and the Definitive Agreements will be governed by and construed in accordance with the laws of the State of Texas without regard to any conflict of law principles that would require the application of the substantive laws of any other state or jurisdiction.

G. Limited Binding Effect:

Except for the provisions of Sections C, D, E, and F herein, which shall be deemed to be an agreement and binding upon both PPM and Bitstream , PPM and Bitstream understand and agree that (i) this Letter of Intent sets forth their current understanding of agreements which may be set out in a binding fashion to be executed at a later date, and (ii) this Letter of Intent does not create and is not intended to create a binding or enforceable contract between them, and may not be relied upon by either PPM or Bitstream as the basis for a contract by estoppel or otherwise, but rather evidences a non-binding expression of PPM’s and Bitstream’s understanding with respect to the Transaction.

Please indicate Bitstream’s acceptance and approval of the foregoing statements of the Parties’ mutual intentions, which intentions are subject in all respects to the execution and delivery of the Definitive Agreements (except for the provisions of Sections C, D, E, and F herein, which shall be binding on both Parties).

Delivery of an executed signature page of this Letter of Intent by e-mail, or other customary means of electronic submission (i.e., a .pdf file) shall be deemed binding for all purposes hereof, without delivery of an original signature page being thereafter required. This Letter of Intent may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument, notwithstanding the fact that all Parties are not signatories to the original or the same counterpart.

Best Regards,

PRIORITY POWER MANAGEMENT, LLC

By:
John J. Bick, Chief Commercial Officer

Agreed and acknowledged:

BitStream Mining, LLC

By:
Britt Swann, President

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